Exhibit 23.6

July 15, 2024

Consent of D.A. Davidson & Co.:

We hereby consent to the inclusion of our opinion letter to the Board of Directors of HMN Financial, Inc. (the “Company”) as an Appendix to the Joint Proxy Statement/Prospectus relating to the Company’s proposed merger with Alerus Financial Corporation contained in the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission by Alerus Financial Corporation, and to the references to our firm and such opinion in such Joint Proxy Statement/Prospectus and Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

D.A. Davidson & Co.

Chicago, Illinois

Investment Banking

227 W. Monroe ● Suite 5250 ● Chicago, IL 60606 ● (312) 525-2777 ● FAX (312) 525-2778

www.dadavidson.com/Investment-Banking

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